Exhibit 99.1

TO:    Directors and Executive Officers
DATE:    June 5, 2013
SUBJECT:    Notice of Blackout Period with Respect to EZCORP Class A Common Stock

Beginning at 2:00 p.m. (Central time) on Friday, June 21, 2013, participants in the EZCORP 401(k) Plan (the “Plan”) will be temporarily subject to a “Blackout Period,” during which they will be unable to:

•	Submit a request for a distribution or loan;

•	Make changes to their contribution rate;

•
Change their investment elections for future contributions or transfer existing balances between funds (including transferring balances out of the Plan’s EZCORP stock fund into other available investment funds within the Plan); or

•	Complete a rollover into their account.
The Blackout Period is necessitated in order to facilitate the transition of the administration of the Plan to a new service provider, and will end once that transition is complete.
During the Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any EZCORP Class A common stock (including derivative securities related to EZCORP Class A common stock), except pursuant to a prearranged trading plan that satisfies the affirmative defense conditions of Rule 10b5‑1 under the Securities Exchange Act of 1934 so long as you did not enter into the plan during the Blackout Period or while aware of the actual or approximate beginning or ending dates of the Blackout Period.
The Blackout Period is expected to end during the week of July 29, 2013. You may obtain, free of charge, information as to whether the Blackout Period has actually ended by emailing or telephoning Thomas H. Welch, Jr., Senior Vice President, General Counsel and Secretary, who has been designated by the Company to respond to inquiries about the Blackout Period.
This notice is being furnished to you pursuant to Rule 104 of Regulation BTR at least 15 days prior to the beginning of the Blackout Period.

EZCORP, INC.

By:	/s/ THOMAS H. WELCH, JR.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

1901 Capital Parkway
Austin, Texas 78746

512.314.3409 (telephone)
tom_welch@ezcorp.com (email)